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                                                                    EXHIBIT 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 30, 2001 relating to the consolidated financial statements and financial statement schedule of Parker Drilling Company and subsidiaries, which appears in Parker Drilling Company's Annual Report on Form 10-K for the year ended December 31, 2000.

We also consent to the incorporation by reference in this Registration Statement of our report dated July 12, 2001 relating to the financial statements of the Parker Drilling Company Stock Bonus Plan which appears in Parker Drilling Company Stock Bonus Plan's Annual Report on Form 11-K for the year ended December 31, 2000.


/s/ PricewaterhouseCoopers LLP






Tulsa, Oklahoma
September 28, 2001